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Exhibit (d)(vii)

Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

October 22, 2004

VIA HAND DELIVERY

Ms. Erika Kleczek
Mr. Arnold Addison
Mr. John Gilbert
Mr. Will C. Wood
c/o Dover Investments Corporation
100 Spear Street, Suite 520
San Francisco, CA 94105

Re:
Increase in Offer Price

Lady and Gentlemen,

Due to the increase in the price offered by Dover Acquisition Corp. in its tender offer for shares of Dover Investments Corporation from $30.50 per share to $31.30 per share, we hereby notify each of you that Dover Investments Corporation will pay the higher per share price with respect to the option termination agreements executed by each of you on September 22, 2004. Additionally, in the case of Mr. Addison, due to the extension of the expiration date to December 15, 2004, we hereby notify you that Dover Investments Corporation will pay for Mr. Addison's 500 options that vest on November 6, 2004 in addition to the options described in his option termination agreement.

Best Regards,
/s/ FREDERICK M. WEISSBERG Frederick M. Weissberg

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  Exhibit (d)(vii)